UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 3, 2011

THE SHERIDAN GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-110441	52-1659314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11311 McCormick Road, Suite 260, Hunt Valley, Maryland  21031-1437
(Address of Principal Executive Offices) (Zip Code)

(410) 785-7277
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

Previously we announced that we would consolidate the printing of specialty magazines at our Hanover, New Hampshire facility and close the Ashburn, Virginia facility of our wholly owned subsidiary United Litho, Inc.  On February 3, 2011, United Litho entered into a Contract of Sale with Beaumeade Development Partners, LLC, pursuant to which United Litho has agreed to sell, and Beaumeade has agreed to purchase, the Ashburn, Virginia facility for approximately $4.2 million.  Sales commissions, transfer taxes, fees and other closing costs are expected to reduce the net proceeds to approximately $3.9 million.

Beaumeade may, in its sole discretion in accordance with the terms of the Contract of Sale, terminate the Contract of Sale prior to the expiration of a 75-day due diligence period.  In addition, Beaumeade may elect not to consummate the transaction by forfeiting its deposit of approximately $420 thousand.  Consummation of the transaction is also conditioned upon satisfaction of specific terms and conditions and delivery of specific documents, which are customary for similar transactions.  The closing is scheduled for October 31, 2011, and may be extended by either party to November 30, 2011.  There can be no assurance that the closing will occur on schedule, on the currently agreed upon terms, or at all.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this report consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this report to differ include, without limitation, the results of Beaumeade’s due diligence, whether Beaumeade exercises its option to consummate the transaction and whether the conditions to closing are satisfied. Other important factors may be discussed under the caption “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 filed on November 10, 2010 and in subsequent filings. We do not intend to review or revise any particular forward-looking statement in light of future events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2011

THE SHERIDAN GROUP, INC.

By:	/s/ Robert M. Jakobe
Name: Robert M. Jakobe
Title: Executive Vice President and Chief Financial Officer